Exhibit 99.1

Acumen Pharmaceuticals Reports Third Quarter 2025 Financial Results
and Business Highlights

•Expect decision regarding the advancement of an Aβ oligomer-targeted Enhanced Brain DeliveryTM product candidate in early 2026

•Expect to report topline results for ALTITUDE-AD, a Phase 2 study to investigate sabirnetug (ACU193) for the treatment of early Alzheimer’s disease, in late 2026
•Cash, cash equivalents and marketable securities of $136.1 million as of Sept. 30, 2025, expected to support current clinical and operational activities into early 2027
•Company to host conference call and webcast today at 8:00 a.m. ET

NEWTON, Mass., Nov. 12, 2025 – Acumen Pharmaceuticals, Inc. (NASDAQ: ABOS) (“Acumen” or the “Company”), a clinical-stage biopharmaceutical company developing novel therapeutics that target toxic soluble amyloid beta oligomers (AβOs) for the treatment of Alzheimer’s disease (AD), today reported financial results for the third quarter of 2025 and provided a business update.
“We continued our strong operational progress throughout the third quarter, both clinically, with our ongoing Phase 2 trial of sabirnetug, and non-clinically, with the advancement of our Enhanced Brain Delivery (EBDTM) program. Our goal remains clear: to deliver meaningful innovation for patients,” said Daniel O’Connell, Chief Executive Officer of Acumen. “We remain focused on translating cutting-edge science into novel medicines with the greatest potential to benefit patients, while deploying capital with the goal of maximizing shareholder value. We anticipate non-clinical data in early 2026 will inform the direction of our EBD strategy and ALTITUDE-AD Phase 2 topline results in late 2026 will provide true insight into the role AβOs play in Alzheimer’s disease.”
Recent Highlights
•In November 2025, the Company expects the first patient to be dosed in the open-label extension (OLE) portion of its Phase 2 ALTITUDE-AD clinical trial evaluating sabirnetug (ACU193) in patients with early Alzheimer's disease.
◦The OLE provides all participants who completed the 18-month placebo-controlled double-blind portion of ALTITUDE-AD with the opportunity to receive sabirnetug at 35 mg/kg administered intravenously once every four weeks for up to 52 weeks.

•In November 2025, the Company announced the addition of biopharma veteran George Golumbeski, Ph.D., to its Board of Directors in the role of Chairman.

◦Dr. Golumbeski brings more than 30 years of experience in the biotechnology industry, with expertise in business and portfolio strategy, business development strategic collaborations and licensing, and M&A.
◦With the addition of Dr. Golumbeski, the Acumen Board increases to eight members.
Anticipated Milestones
•The Company expects non-clinical data to support the development of an EBD therapy in early 2026, at which point Acumen has an exclusive right to exercise its option to develop up to two development candidates as part of its partnership with JCR Pharmaceuticals.
•The Company expects topline results from ALTITUDE-AD, a Phase 2 study to investigate sabirnetug for the treatment of early Alzheimer’s disease, in late 2026.
Third Quarter 2025 Financial Results
•Cash Balance. As of Sept. 30, 2025, cash, cash equivalents and marketable securities totaled $136.1 million compared to cash, cash equivalents and marketable securities of $166.2 million as of June 30, 2025. The decrease in cash is related to funding ongoing operations. Cash is expected to support current clinical and operational activities into early 2027.

•Research and Development (R&D) Expenses. R&D expenses were $22.0 million for the three-month period ended Sept. 30, 2025, compared to $27.2 million for the three-month period ended Sept. 30, 2024. The decrease was primarily due to a reduction of CRO costs associated with the ALTITUDE-AD clinical trial, for which we completed enrollment in March 2025 following dosing of the first patient in May 2024.
•General and Administrative (G&A) Expenses. G&A expenses were $4.5 million for the three-month period ended Sept. 30, 2025, compared to $5.0 million for the three-month period ended Sept. 30, 2024. The decrease was primarily due to reductions in legal fees, audit and other accounting services expenses, and recruiting expenses.
•Loss from Operations. Loss from operations was $26.5 million for the three-month period ended Sept. 30, 2025, compared to $32.3 million for the three-month period ended Sept. 30, 2024. This decrease was due to the decreased R&D expenses over the prior year period.
•Net Loss. Net loss was $26.5 million for the three-month period ended Sept. 30, 2025, compared to $29.8 million for the three-month period ended Sept. 30, 2024.

Conference Call Details
Acumen will host a conference call and live audio webcast today, Nov. 12, 2025, at 8:00 a.m. ET.
To participate in the live conference call, please register using this link. After registration, you will be informed of the dial-in numbers including PIN. Please register at least one day in advance.

The webcast audio will be available via this link.

An archived version of the webcast will be available for at least 30 days in the Investors section of the Company's website at www.acumenpharm.com.
About Sabirnetug (ACU193)
Sabirnetug (ACU193) is a humanized monoclonal antibody (mAb) discovered and developed based on its selectivity for soluble amyloid beta oligomers (AβOs), which are a highly toxic and pathogenic form of Aβ, relative to Aβ monomers and amyloid plaques. Soluble AβOs have been observed to be potent neurotoxins that bind to neurons, inhibit synaptic function and induce neurodegeneration. By selectively targeting toxic soluble AβOs, sabirnetug aims to address the hypothesis that soluble AβOs are an early and persistent underlying cause of the neurodegenerative process in Alzheimer’s disease (AD). Sabirnetug has been granted Fast Track designation for the treatment of early AD by the U.S. Food and Drug Administration and is currently being evaluated in a Phase 2 study in patients with early AD.
About ALTITUDE-AD (Phase 2)
Initiated in 2024, ALTITUDE-AD is a Phase 2, multi-center, randomized, double-blind, placebo-controlled clinical trial designed to evaluate the efficacy and safety of sabirnetug (ACU193) infusions administered once every four weeks in slowing cognitive and functional decline as compared to placebo in participants with early Alzheimer's disease. The study has enrolled 542 individuals with early Alzheimer’s disease (mild cognitive impairment or mild dementia due to AD) at multiple investigative sites located in the United States, Canada, the European Union and the United Kingdom. More information can be found on www.clinicaltrials.gov, NCT identifier NCT06335173.
About Acumen Pharmaceuticals, Inc.
Acumen Pharmaceuticals is a clinical-stage biopharmaceutical company developing a novel therapeutic that targets toxic soluble amyloid beta oligomers (AβOs) for the treatment of Alzheimer’s disease (AD). Acumen’s scientific founders pioneered research on AβOs, which a growing body of evidence indicates are early and persistent triggers of Alzheimer’s disease pathology. Acumen is currently focused on advancing its lead investigational product candidate, sabirnetug (ACU193), a humanized monoclonal antibody that selectively targets toxic soluble AβOs, in its ongoing Phase 2 clinical trial ALTITUDE-AD (NCT06335173) in early symptomatic Alzheimer’s disease patients, following positive results in its Phase 1 trial INTERCEPT-AD.

Acumen is also investigating a subcutaneous formulation of sabirnetug using Halozyme’s proprietary ENHANZE® drug delivery technology. Acumen is also collaborating with JCR Pharmaceuticals to develop an Enhanced Brain Delivery (EBD™) therapy for Alzheimer’s disease utilizing a transferrin-receptor-targeting blood-brain barrier-penetrating technology. The company is headquartered in Newton, Mass. For more information, visit www.acumenpharm.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Any statement describing Acumen’s goals, expectations, financial or other projections, intentions or beliefs is a forward-looking statement and should be considered an at-risk statement. Words such as “believes,” “expects,” “anticipates,” “could,” “should,” “would,” “seeks,” “aims,” “plans,” “potential,” “will,” “milestone” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements include statements concerning Acumen’s business, and Acumen’s ability to achieve its strategic and financial goals, including its projected use of cash, cash equivalents and marketable securities and the expected sufficiency of its cash resources into early 2027, the therapeutic potential of Acumen’s product candidate, sabirnetug (ACU193), including against other antibodies, the timing of anticipated topline results of ALTITUDE-AD, the potential for additional development to support a subcutaneous dosing option of sabirnetug, and the potential to develop a candidate to treat Alzheimer's Disease utilizing EBD technology. These statements are based upon the current beliefs and expectations of Acumen management, and are subject to certain factors, risks and uncertainties, particularly those inherent in the process of discovering, developing and commercializing safe and effective human therapeutics. Such risks may be amplified by the impacts of geopolitical events and macroeconomic conditions, such as rising inflation and interest rates, supply disruptions and uncertainty of credit and financial markets. These and other risks concerning Acumen’s programs are described in additional detail in Acumen’s filings with the Securities and Exchange Commission (“SEC”), including in Acumen’s most recent Annual Report on Form 10-K, and in subsequent filings with the SEC. Copies of these and other documents are available from Acumen. Additional information will be made available in other filings that Acumen makes from time to time with the SEC. These forward-looking statements speak only as of the date hereof, and Acumen expressly disclaims any obligation to update or revise any forward-looking statement, except as otherwise required by law, whether, as a result of new information, future events or otherwise.

CONTACTS:

Investors:
Alex Braun
abraun@acumenpharm.com
Media: AcumenPR@westwicke.com

Acumen Pharmaceuticals, Inc.
Condensed Balance Sheets
(in thousands, except share and per share data)

	September 30, 2025	December 31, 2024
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$46,832	$35,627
Marketable securities, short-term	79,777	135,930
Prepaid expenses and other current assets	5,544	6,749
Total current assets	132,153	178,306
Marketable securities, long-term	9,443	59,968
Restricted cash	232	232
Other assets, long-term	393	486
Total assets	$142,221	$238,992
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$682	$5,648
Accrued clinical trial expenses	9,884	15,344
Accrued expenses and other current liabilities	7,792	6,615
Debt, short-term	3,598	—
Total current liabilities	21,956	27,607
Debt, long-term	27,053	29,419
Other liabilities, long-term	39	150
Total liabilities	49,048	57,176
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.0001 par value; 10,000,000 shares authorized and no shares issued and outstanding as of September 30, 2025 and December 31, 2024	—	—
Common stock, $0.0001 par value; 300,000,000 shares authorized as of September 30, 2025 and December 31, 2024; 60,573,425 and 60,094,083 shares issued and outstanding as of September 30, 2025 and December 31, 2024, respectively	6	6
Additional paid-in capital	514,382	506,985
Accumulated deficit	(421,324)	(325,127)
Accumulated other comprehensive income (loss)	109	(48)
Total stockholders’ equity	93,173	181,816
Total liabilities and stockholders’ equity	$142,221	$238,992

Acumen Pharmaceuticals, Inc.
Condensed Statements of Operations and Comprehensive Loss
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Operating expenses
Research and development	$21,968	$27,247	$84,359	$59,229
General and administrative	4,545	5,018	14,274	15,191
Total operating expenses	26,513	32,265	98,633	74,420
Loss from operations	(26,513)	(32,265)	(98,633)	(74,420)
Other income (expense)
Interest income	1,639	3,504	6,125	11,325
Interest expense	(1,068)	(1,027)	(3,137)	(3,031)
Change in fair value of embedded derivatives	(440)	(10)	(290)	1,040
Other income (expense), net	(69)	33	(262)	(89)
Total other income	62	2,500	2,436	9,245
Net loss	(26,451)	(29,765)	(96,197)	(65,175)
Other comprehensive gain (loss)
Unrealized gain on marketable securities	86	682	157	206
Comprehensive loss	$(26,365)	$(29,083)	$(96,040)	$(64,969)
Net loss per common share, basic and diluted	$(0.44)	$(0.50)	$(1.59)	$(1.09)
Weighted-average shares outstanding, basic and diluted	60,573,425	60,079,778	60,557,668	59,990,844

Acumen Pharmaceuticals, Inc.
Condensed Statements of Cash Flows
(in thousands)
(unaudited)

	Nine Months Ended September 30,
	2025	2024
Cash flows from operating activities
Net loss	$(96,197)	$(65,175)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	46	49
Stock-based compensation expense	7,433	7,292
Amortization of premiums and accretion of discounts on marketable securities, net	(919)	(4,599)
Change in fair value of embedded derivatives	290	(1,040)
Amortization of right-of-use asset	93	85
Realized gain on marketable securities	(17)	(97)
Noncash interest expense	942	823
Other noncash expense	—	230
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	1,205	(4,196)
Other long-term assets	42	51
Accounts payable	(4,966)	963
Accrued clinical trial expenses	(5,460)	8,130
Accrued expenses and other liabilities	1,066	(1,493)
Finance lease liability	—	(23)
Net cash used in operating activities	(96,442)	(59,000)
Cash flows from investing activities
Purchases of marketable securities	(38,056)	(155,631)
Proceeds from maturities and sales of marketable securities	145,827	174,011
Purchases of property and equipment	(88)	(16)
Net cash provided by investing activities	107,683	18,364
Cash flows from financing activities
Proceeds from issuance of common stock, net of issuance costs	—	7,938
Proceeds from exercise of stock options	37	—
Payment for financing lease	—	(739)
Payments for deferred offering costs	—	(230)
Repurchase of common shares to pay employee withholding taxes	(73)	(32)
Net cash provided by (used in) financing activities	(36)	6,937
Net change in cash and cash equivalents and restricted cash	11,205	(33,699)
Cash and cash equivalents and restricted cash at the beginning of the period	35,859	67,119
Cash and cash equivalents and restricted cash at the end of the period	$47,064	$33,420